Exhibit 99.2

For immediate release	For More Information:
F. Scott Dueser, Chairman, President & CEO
325.627.7155

First Financial Bankshares Announces Promotion of Luke Longhofer

to EVP Chief Lending Officer

ABILENE, Texas, January 31, 2022—The Board of Directors of First Financial Bankshares, Inc. (NASDAQ: FFIN) announced the promotion of Luke Longhofer to Executive Vice President, Chief Lending Officer. Longhofer replaces Gary Gragg, who previously announced his retirement after 31 years, including the last 16 as Chief Lending Officer.

“Luke is well prepared to take on Gary’s position as Chief Lending Officer since they have worked in tandem for the past 11 years. His role as Chief Credit Officer has been critical to our continued growth and success as one of the nation’s best community banks,” said F. Scott Dueser, Chairman, President & CEO of First Financial Bankshares. “His leadership within our lending program and as an executive officer at the bank are strengths that will continue to greatly benefit the Company in this new role. Luke has been part of our executive management team for several years, we welcome him to this new position with the dual role of chief lending and credit officer of the Company.”

As Chief Credit Officer, Longhofer has played an integral role in the credit oversight of bank acquisitions, most recently Bryan/College Station in 2020. He also oversaw the execution of the PPP and Main Street Lending Programs, which exceeded $1 billion in funding. He was also instrumental in implementing the CECL adoption for the bank. Before joining First Financial Bank in October 2010, Longhofer served as a Commissioned Bank Examiner for the Federal Deposit Insurance Corporation for more than seven years. He was promoted to Senior Vice President of Loan Review at First Financial in 2012, Executive Vice President of Lending in 2015 and Executive Vice President and Chief Credit Officer in 2018.

He holds a Bachelor of Finance degree from West Texas A&M University and was valedictorian of the 2011 Southwestern Graduate School of Banking (SWGSB) class at the Cox School of Business at Southern Methodist University. While attending SWGSB, Longhofer was awarded the James B. Gardner Commerce Street Capital Scholarship, which recognizes participants who attain the highest level of academic achievement and best represent the educational ideals of merit and leadership. He has served on the faculty of SWGSB and is a member of its Alumni Board. Longhofer is a board member of the Texas Bankers Association and has held numerous committee assignments. The organization recognized him in 2019 as an Emerging Leader recipient. Longhofer is active civically as a graduate of Leadership Abilene and is on the board of Big Brothers Big Sisters Lone Star and Abilene.

About First Financial Bankshares, Inc.

Headquartered in Abilene, Texas, First Financial Bankshares is a financial holding company that through its wholly-owned subsidiary, First Financial Bank, N.A., operates twelve banking regions with 78 locations in Texas, including Abilene, Acton, Albany, Aledo, Alvarado, Beaumont, Boyd, Bridgeport, Brock, Bryan, Burleson, College Station, Cisco, Cleburne, Clyde, Conroe, Cut and Shoot, Decatur, Eastland, El Campo, Fort Worth, Fulshear, Glen Rose, Granbury, Grapevine, Hereford, Huntsville, Keller, Kingwood, Magnolia, Mauriceville, Merkel, Midlothian, Mineral Wells, Montgomery, Moran, New Waverly, Newton, Odessa, Orange, Palacios, Port Arthur, Ranger, Rising Star, Roby, San Angelo, Southlake, Stephenville, Sweetwater, Tomball, Trent, Trophy Club, Vidor, Waxahachie, Weatherford, Willis, and Willow Park. The Company also operates First Financial Trust & Asset Management Company, N.A., with ten locations and First Technology Services, Inc., a technology operating company. The Company is listed on The NASDAQ Global Select Market under the trading symbol FFIN. For more information about First Financial, please visit our website at http://www.ffin.com.

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